SHARE PURCHASE AGREEMENT

June 30, 2019

mPhase Technologies, Inc.

and

Alpha Prediction LLP

and

Anuj Kumar Saxena

[As Listed in Schedule I]

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 30th June 2019, BETWEEN:

(1)	Alpha Predictions LLP, a limited liability firm registered in India as per laws governing by ROC and having its registered at 411, Crossroads, NH-48, Wakad, Pune - 41105 (herein after referred to as the “Company”, and is in conversion process of Alpha Predictions LLP to Alpha Predictions Pvt Ltd. (Under Indian Companies act) which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;

(2)	mPhase Technologies, Inc., a company duly incorporated under the laws of New Jersey, USA and having its registered at 9841 Washingtonian Blvd, Suite 390 Gaithersburg MD 20878 USA (herein after referred to as the “Acquirer”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the SECOND PART; and

(3)	PROMOTERS, the details of whom are provided under Schedule I PART A, hereinafter for the purpose of this Agreement collectively referred to as “Promoters/ Sellers” which expression shall, unless repugnant to the context or meaning thereof, mean and include their respective legal heirs, successors, legal representatives, administrators, executors and assigns) of the THIRD PART.

(The Acquirer, the Promoters/Sellers and the Company shall be individually referred to as a “Party” and collectively referred to as the “Parties”, as the context may require).

R E C I T A L S

WHEREAS:

A.	The Company is a limited liability firm engaged in the business of providing technology based products and services in the Learning Management Solutions space (“Business”).

B.	Post conversion The authorized share capital of the Company will be INR 10,00,000/- (Indian Rupees Ten Lac Only) and divided into 10,00,000 (Ten Lacs) Equity Shares of INR 1/- (Indian Rupees One Only) each. The issued and paid up share capital of the Company is INR. 1,00,000/- (Indian Rupees One Lac only) divided into 1,00,000/- (One Lac) Equity Shares of INR 1/- (Indian Rupees One Only) each.

C.	As on the Effective Date, the Sellers holds and owns 100% (Hundred percent) Equity (defined below), in the aggregate constituting 100% of the Share Capital of the Company on a Fully Diluted Basis. The shareholding pattern of the Company as on the Effective Date is set out in Schedule II.

D.	Acquirer desires to acquire the Sale Shares (Post Conversion) (defined below), constituting of the 99% of the shareholding of the Sellers in the Company. Consequently, Acquirer has offered to acquire the Sale Shares from the Sellers and the Sellers have agreed to sell and transfer the said Sale Shares (free from all Encumbrances and together with all rights, title and interest therein on the terms and conditions set forth in this Agreement) to Acquirer for the Purchase Price (defined below).

E.	The Post Conversion Sale Shares shall represent 99% (ninety nine percent) of the Share Capital on a Fully Diluted Basis (defined below).

F.	The Sellers, the Company, and Acquirer have agreed to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

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NOW THEREFORE, in consideration of the above recitals, the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms

The terms below have the following meanings when used in this Agreement in capitalised form unless otherwise expressed:

a.	“Affiliate” of a Person (defined below) (the “Subject Person”) shall mean (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls (as defined below), is Controlled by or is under common Control (defined below) with the Subject Person including without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person, and (ii) in the case of any Subject Person that is a natural Person, shall include any Person which is directly Controlled by or is under common Control with the individual, and a Relative (defined below) of such Subject Person.;

b.	“Agreement” or “the Agreement” or “this Agreement” shall mean this Share Purchase Agreement and shall include the recitals and/or schedules attached hereto, and the contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any and any amendments made to this Agreement by the Parties in writing.

c.	“Amended and Restated Articles” means the amended and restated articles of association to be adopted by the Company at the Closing.

d.	“Assets” means assets or properties of every kind, nature, character and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) as operated, hired, rented, owned or leased by a Person from time to time, including cash, cash equivalents, receivables, securities, accounts and note receivables, real estate, plant and machinery, equipment, trademarks, brands, other intellectual property, raw materials, inventory, furniture, fixtures and insurance owned or used by the Company as of the relevant date.

e.	“Board” or “Board of Directors” shall mean and include the Board of Directors of the Company or any committee thereof, as constituted from time to time.

f.	“Business” has the meaning set out in Recital A.

g.	“Business Day” means any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions in Bangalore, India are authorised or obligated by Law to be closed.

h.	“Claims” means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, enquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent, losses, Liabilities, Damages, costs and expenses, including reasonable legal fees and disbursements in relation thereto;

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i.	“Closing” shall have the meaning ascribed to it in Section 4.1.

j.	“Closing Date” shall mean the date on which the closing occurs, which shall be or before August 31, 2019.

k.	“Companies Act/Act” means the Companies Act, 1956, to the extent not repealed and the Companies Act, 2013, to the extent notified, and all amendments or statutory modifications thereto or re-enactment thereof, except where otherwise expressly provided.

l.	“Conditions Precedent” means the conditions precedent to Acquirer’s purchase of the Sale Shares as set out in this Agreement.

m.	“Control” (including the terms “Controlled” by or under common “Control” with) , as used with respect to any Person shall mean the direct or indirect power to direct or cause the direction of the management or policies of any Person, whether through the ownership of over 50% (Fifty percent) of the voting power of such Person, by agreement or otherwise or through the power to appoint more than half of the board of directors, parties or other individuals or exercising similar authority with respect to such entity, through contractual arrangements or otherwise or any or all of the above;

n.	“Court Order” means any Judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on the Company.

o.	“Damages” means (a) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person), (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract, and (c) amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claim, default, or assessment.

p.	“Effective Date” means the date of execution of this Agreement.

q.	“Encumbrance” with respect to any property or Asset or securities, shall mean (i) any mortgage, charge (whether fixed or floating), pledge, Lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person (defined below), including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law (defined below), (ii) any voting agreement, interest, option, pre-emptive rights, right of first offer, refusal or transfer restriction in favour of any Person (defined below) and (iii) any adverse claim as to title, possession or use; “Encumber” and “Encumbered” shall be construed accordingly;

r.	“Equity Share” means ordinary equity share of face value INR 10/- (Indian Rupees Ten only) each in the Company.

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s.	“Fully-Diluted Basis” means the total of all classes of shares outstanding on a particular date, combined with all options (whether exercised or not), warrants (whether exercised or not), convertible securities of all kinds, any other arrangements relating to the Company’s equity, and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis where “as if converted” basis means as if such instrument, option or security had been converted into Equity Shares;

t.	“Governmental Approval” means a permit, license, consent, approval, certificate, qualification, specification, exemption, registration or other authorisation including filing of a notification, report or assessment obtained or to be filed as the case may be as per the applicable Laws in India with any governmental, semi-governmental, administrative, fiscal, quasi-judicial or judicial body or entity in India;

u.	“Governmental Authority” means any governmental, judicial, quasi-judicial, legislative, executive, administrative or regulatory authority of any national, state or local government (including municipal governments), or any ministry, subdivision, agency, commission, office, court authority or instrumentality of such body, in any part of the world.

v.	“Indebtedness” means with respect to any Person, all indebtedness of such Person (whether present, future or contingent) and includes without limitation (a) all obligations of such Person for borrowed money or with respect to advances of any kind, whether or not evidenced by a contract, note, bond, debenture, letter of credit, draft or similar instrument; (b) all obligations of such Person for the deferred purchase price of property, goods or services; (c) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property of such Person; (d) all guarantees by such Person; (e) all liabilities or obligations of such Person to pay any sums or amounts whether under a contract or otherwise; and (f) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with Indian GAAP;

w.	“INR”, “Indian Rupees” or “Rupees” means the lawful currency of India.

x.	“Indemnified Party” has the meaning set out in Section 6.1.

y.	“Indemnifying Party” has the meaning set out in Section 6.1.

z.	“Intellectual Property” means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights, (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media.

aa.	“Judgment” means any judgment, writ, order, decree, award or injunction of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge and any order, ruling or action of or by any Governmental Authority.

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bb.	“Law” or “Laws” shall mean any statute, law, regulation, ordinance, rule, Court Order, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorisations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, by any authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter;

cc.	“Liabilities” means with respect to any person any direct or indirect liability, Indebtedness, obligation, expense, deficiency, guaranty or endorsement of or by such person of any type, known or unknown, and whether accrued, absolute, contingent, unmatured, matured, otherwise due or to become due.

dd.	“Lien” means any Claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building restriction, conditional sales agreement, encumbrance or other right of third parties (including rights of pre-emption), whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the above in the future, and any contingent sale or other title retention agreement or Lease in the nature of them.

ee.	“Long Stop Date” shall mean [insert date], or such later date as may be agreed between the Parties;

ff.	“Losses” means any and all losses, Liabilities, Claims, damages, write downs, reductions in value (including reduction in the value of the Sale Shares), costs (including costs of any assessment, investigation, defence, settlement or proceedings in respect of Tax or any other legal proceedings), expenses (including reasonable legal costs and attorneys’ fees) or other obligations.

gg.	“Material Adverse Effect” shall mean any change or effect (including but not limited to change in applicable Law) that would have (or could reasonably be expected to have), or is likely to a materially adverse impact to (a) the business, operations, Assets, condition (financial or otherwise), operating results of the Company; or (b) the ability of the Parties to consummate the transactions contemplated herein; or (c) the validity, legality or enforceability of the rights or remedies of the Acquirer under the Transaction Documents; or (d) any effect resulting from changes in general market, economic, financial, legal or political conditions which has an adverse effect on the transactions contemplated in the Transaction Documents;

hh.	“Person” means any individual, firm, company, Governmental Authority, joint venture, association or partnership (whether or not having separate legal personality).

ii.	“Purchase Price” means an amount of INR 99,000 (Rupees Ninety Nine Thousand (only) to be paid by Acquirer to the Sellers towards the acquisition of the Sale Shares in the manner as provided in Schedule III.

jj.	“Related Party/ies” shall mean in respect of a Person, such Person’s Affiliates, Relatives, associates, Shareholders, Directors and senior management personnel (including Affiliates and Relatives of the foregoing), it being agreed that the Promoters (and their Affiliates and Relatives) shall in all cases be deemed to be Related Parties of the Company;

kk.	“Relative” shall have the meaning as set forth in Section 2(77) of the Companies Act, 2013;

ll.	“Sale Shares” means 100% Equity held by the Sellers in the manner as provided in Schedule I Part B constituting 99% of the share capital of the Company on a Fully Diluted Basis.

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mm.	“Shareholders Agreement” means the agreement executed between the Company, Acquirer and the Sellers as of the Closing Date or to be executed as on 30th June 2019 setting out the terms governing their relationship inter-se;

nn.	“Shareholders” shall mean the shareholders, from time to time, of the Company;

oo.	“Share Purchase” has the meaning set out in Section 2.1.

pp.	“Tax” or “Taxes” means all forms of direct and indirect taxation whatsoever and any levy, charge, impost, duty, fee, deduction or withholding that is assessed, levied, imposed or collected by any Governmental Authority, including taxes on income, services, wealth, fringe benefits, gross receipts, net proceeds, turnover, payroll, consumption, employment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, value added, minimum alternative, customs duties, capital stock, securities, franchise, profits, social security, unemployment, disability, real property, personal property, leasing, sales, use, Transfer, licence, registration, advance or estimated tax of any kind whatsoever, including any interest, penalty, or addition in connection with it, whether disputed or not.

qq.	“Transaction Documents” means this Agreement and any other agreement, document, certificate, consent, undertaking or instrument delivered by the Parties and/or their Affiliates pursuant to or in connection with this Agreement including the Shareholders Agreement.

rr.	“Transfer” (including with correlative meaning, the terms “Transferred by” and “Transferability”) shall mean to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily;

1.2 Interpretation.

In this Agreement:

a.	Words denoting any gender shall be deemed to include all other genders;

b.	Words importing the singular shall include the plural and vice versa, where the context so requires;

c.	The terms “hereof”, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be;

d.	Reference to the term “Section” or “Schedule” shall be a reference to the specified Section or Schedule of this Agreement;

e.	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

f.	The term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

g.	All headings and sub-headings of Sections and Schedules, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

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h.	Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

i.	Reference to the word “include” or “including” shall be construed without limitation;

j.	The Schedules hereto shall constitute an integral part of this Agreement;

k.	Terms defined in this agreement shall include their correlative terms;

l.	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of essence;

m.	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence;

n.	The Parties acknowledge that they and their respective counsel have read and understood the terms of this Agreement and have participated equally in the negotiation and drafting. No provisions of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;

o.	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

p.	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

q.	Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

SECTION 2. PURCHASE AND SALE OF sale SHARES

2.1	Subject to the satisfaction or waiver of the Conditions Precedent immediately prior to Closing, Acquirer shall, on the Closing Date, purchase from the Sellers and the Sellers shall sell o Acquirer, as the legal and beneficial owner, the Sale Shares free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto (the “Share Purchase”), for the Purchase Price paid by the Acquirer to the Sellers in the manner as provided in Schedule III.

2.2	The Sellers hereby agree and warrant that pursuant to the receipt of the Purchase Price from Acquirer on the Closing Date, the title of the Sale Shares, shall pass on to the Acquirer, free of all Encumbrances whatsoever and together with all legal rights and advantages now and hereafter attaching or accruing thereto, so that the Acquirer will upon the Transfer of the Sale Shares in its name, receive full legal and beneficial ownership thereof.

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2.3	Execution Date Deliverables. Simultaneously with the execution of this Agreement on the Effective Date:

a.	the Company shall deliver to the Acquirer a copy certified by a duly authorized director of the Company, of the resolutions duly passed by the Board, approving the execution by the Company of the Transaction Documents;

b.	Each of the Sellers shall have executed and delivered to the Acquirer and the Company, a copy of a notarized power of attorney, authorizing to execute this Agreement and any other agreements to be entered pursuant to Transaction Documents, to which they are a party, on their behalf and binding all other Sellers; and

c.	the Acquirer shall deliver to the Company and Sellers certified by a duly authorized director of the Company, of the resolutions duly passed by the Board, approving the execution by the Company of the Transaction Documents.

2.4	The Parties shall do or cause to be done all such further acts, deeds, matters and things and execute such further documents and papers as may be reasonably required to give effect to sale and Transfer of the Sale Shares under the Agreement.

SECTION 3. CONDITIONS PRECEDENT

3.1	Sellers’ Conditions Precedent to Closing. The obligations of the Acquirer to purchase and pay for the Sale Shares on Closing Date are subject to the satisfaction, or waiver in writing by the Acquirer at or prior to the Closing, of the following conditions.

a.	Compliance with obligations. The Company and the Sellers shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares;

b.	Consents and Waivers. The Sellers or the Company (as the case may be) will have obtained all necessary consents, waivers and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery and performance of the Transaction Documents, including without limitation, Consents, waivers and no-objections;

c.	No Proceedings. No administrative, investigatory, judicial, quasi-judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin, or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement and the Transaction Documents;

d.	Capital Structure and Shareholding. No change in the capital structure of the Company or shareholding of the Sellers or rights attached to the Equity Shares shall have occurred other than pursuant to the Transaction Documents.

e.	Absence of Material Adverse Effect. There shall not have been, on or prior to the Execution Date or as of the Closing Date, any event, condition or circumstance of any character that, individually or in the aggregate, constitute(s) or is reasonably expected to have a Material Adverse Effect.

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f.	Corporate Actions. The Board shall have approved the execution of the Transaction Documents by the Company;

g.	Execution of Transaction Documents. All Transaction Documents, other than this Agreement, shall have been duly executed, stamped and delivered by the parties thereto.

h.	Accuracy of Warranties. A certificate, dated as of Closing Date, executed by the Sellers, certifying that the warranties set out in Section 5 are true and correct; and

3.2	Acquirer’s Conditions Precedent to Closing. The obligations of the Sellers and Company to sell the Sale Shares on Closing Date are subject to the satisfaction, or waiver at or prior to the Closing, of the following conditions.

a.	Compliance with obligations. The Acquirer shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares;

b.	Consents and Waivers. The Acquirer will have obtained all necessary consents, waivers and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery and performance of the Transaction Documents, including without limitation, Consents, waivers and no-objections;

c.	Execution of Transaction Documents. All Transaction Documents, other than this Agreement, shall have been duly executed, stamped and delivered by the parties thereto.

3.3	Each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly and expeditiously and in any event prior to the Long Stop Date. If any of the Conditions Precedent is not fulfilled, or is not waived, by the Long Stop Date, the non-defaulting Party shall have the right, but not the obligation, to terminate this Agreement by written notice to the Company and upon issuance of such written notice, this Agreement shall ipso facto terminate, save for any terms of this Agreement which are expressly stated to survive the termination of this Agreement.

3.4	Immediately upon fulfilment (or waiver on a case to case basis, as applicable) of all the Conditions Precedent, (i) the Sellers and the Company shall provide written confirmation of the same (“CP Confirmation Certificate I”) to the Acquirer and (ii) the Acquirer shall provide written confirmation (“CP Confirmation Certificate II”) to the Sellers and the Company.

3.5	Co-operation. The Parties shall co-operate with each other in good faith and provide all requisite assistance for the satisfaction of any of the Conditions Precedent upon being reasonably requested to do so by the other Party. If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent from being satisfied before the Long Stop Date, the relevant Party shall notify the other Party in writing as soon as practicable.

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SECTION 4. pre closing actions

4.1	Between the Effective Date and the Closing (the “Interim Period”), except as expressly permitted or required by this Agreement or with the prior written consent of the Acquirer, the Company and the Sellers shall:

a.	not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any Equity Shares or Assets of the Company, including creation of any interest, direct, indirect, current, future or contingent, in the Equity Shares or Assets of the Company;

b.	not carry out any action or omission which may affect the proposed transaction under this Agreement or which may reduce or dilute the effective shareholding of the Acquirer upon Closing or which may change the shareholding of the Sellers;

c.	not pass any resolution of the Shareholders or Board, which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents;

d.	carry-on the Business only in the ordinary course of business;

e.	comply with all applicable Laws relating to the Business;

f.	not make any amendments to the Memorandum or Articles of the Company except as contemplated in this Agreement; and

g.	not agree or otherwise commit to take any of the actions described in the foregoing sub sections (a) through (f).

4.2	Reporting requirements. During the Interim Period, the Company and the Sellers shall promptly advise the Acquirer in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

4.3	Access to Board Meetings, Properties, Etc. The Sellers and Company shall allow the Acquirer and its representatives to have reasonable access until the Closing Date, during normal business hours and upon reasonable notice, to the Company’s properties, Books and Records, and other relevant documents.

4.4	No Actions to Cause Representations and Warranties to be Untrue. During the Interim Period, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Acquirer, the Sellers and Company shall not take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the representations or warranties set out in Section 6 to be untrue.

SECTION 5. CLOSING, DELIVERY AND PAYMENT

5.1	Closing. Subject to the satisfaction or waiver of the Conditions Precedent to Closing, their continued satisfaction or waiver immediately prior to Closing and the receipt of CP Confirmation Certificate I by the Acquirer from the Sellers, the Sellers shall Transfer and deliver to the Acquirer, and the Acquirer shall, upon reliance on, amongst other things, the representations, warranties and undertakings contained in this Agreement, receive and take delivery from the Sellers, all of the right, title and interest of the Sellers in the Sale Shares free and clear from all Encumbrances, together with the share certificates and duly stamped and executed share transfer forms in relation to the Sale Shares. The Transfer or procurement of the Transfer of the Sale Shares by the Sellers to the Acquirer shall constitute the closing of the Share Purchase (“Closing”). The Closing shall occur on or before the Closing Date, but not later than the Long Stop Date, unless extended by the written agreement of the Parties.

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5.2	Closing Payment and Actions. At Closing, in exchange for the Sale Shares and the delivery or performance by Sellers of all those documents, items and actions as may be required to enable the Acquirer to be the legal and registered owner of the Sale Shares, the Acquirer shall pay to the Sellers, the Purchase Price by way of pay order or banker’s draft drawn or by way of telegraphic transfer to such account(s) as may be notified to the Acquirer in writing at least five (5) Business Days prior to the Closing. At Closing the following events shall take place:

a.	The Sellers shall deliver to the Acquirer the share certificate(s) representing the Sale Shares sold by such Seller, accompanied by duly stamped and executed share transfer form (Form SH-7) as prescribed under the Companies Act.

b.	the Company shall and the Sellers shall cause the Company to convene a meeting of the Board for:

i.	taking on record the duly executed and stamped share transfer forms in respect of the Sale Shares; and

ii.	approving the Share Purchase of Sale Shares from the Sellers to the Acquirer;

c.	the Company shall make the necessary filings under applicable Law and execute all other documents as may be necessary for the conclusive Transfer of the Sale Shares in the name of the Acquirer;

d.	the Company shall make the necessary entries in its register of members and register of share transfer to record the Transfer of the Sale Shares from the Sellers to the Acquirer.

e.	the Board shall pass the necessary resolutions towards changing the name of the Officers as an authorised signatory to the Company’s bank accounts to the nominee(s) appointed by the Acquirer and intimate the Company’s bankers in relation thereto;

f.	the Company shall adopt the Amended and Restated Articles of the Company, in form and manner satisfactory to the Acquirer in a meeting of the shareholders of the Company;

g.	the Company shall file with the jurisdictional Registrar of Companies Form No. MGT-14, in respect of adoption of Amended and Restated Articles pursuant to Sections 94 (1) and 117 (1) of the Companies Act and provide a certified copy thereof with the filing fee receipt to the Acquirer.

5.3	Deliverables at Closing. At the Closing the Company shall deliver to the Acquirer the following documents:

a.	Certified extract of the resolutions passed by the Board approving the transfer of the Sale Shares from the Sellers to the Acquirer.

b.	Certified extract of the register of members and the share transfer register of the Company evidencing the entries relating to the transfer of the Sale Shares from the Sellers to the Acquirer.

c.	Certificate, dated as of the Closing Date, executed by Company and the Sellers, certifying that the representation and warranties made by the Sellers and the Company as set out in this Agreement are true and correct as of the Closing.

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d.	A certificate, dated as of the Closing executed by Company and the Sellers, certifying to the fulfilment of the Execution Date Deliverables set forth in this Agreement.

e.	Share certificate(s) with respect to the Sale Shares with endorsement of name of the Acquirer on the same.

f.	Any other document as may be reasonably required by the Acquirer pursuant to Closing under this Agreement.

5.4	Upon Closing, the Acquirer shall hold 99% (Ninety Nine percent) Equity Shares of the Company pursuant to Share Purchase, constituting 100% of the Fully Diluted Share Capital of the Company.

5.5	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective. Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

SECTION 6. REPRESENTATIONS AND WARRANTIES

6.1	Representation and Warranties of the Sellers. The Sellers and Company represents and warrants to the Acquirer that each of the statements set out below (Warranties of the Seller) is now and will be true and accurate as of the Effective Date (which representations and warranties shall be deemed to be repeated as of the Closing Date by reference to the facts and circumstances then existing as if references in such representations and warranties to the Effective Date were references to the Closing Date).

6.2	Authorisation by Sellers. This Agreement has been duly authorised, executed and delivered by the Sellers and the Company and creates legal, valid and binding obligations of the Sellers, enforceable in accordance with its terms. No consent, approval or authorisation of any Person or entity is required in connection with the Sellers’ execution or delivery of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement, except for the approval of the Board to the transfer of the Sale Shares from the Sellers to the Acquirer.

6.3	Organisation. The Company is a limited liability partnership duly organised and validly existing under the Laws of India, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold its Assets and properties as, and in the places where, such Assets and properties are currently owned, operated or held.

6.4	Share Ownership Etc.

a.	The Sellers are the owner of the Sale Shares. The Sellers have the sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Sale Shares proposed to be transferred by the Sellers hereunder, with no limitations, qualifications or restrictions on such rights.

b.	All of the Sale Shares held by the Sellers are fully paid and beneficially owned by the Sellers free and clear from all Encumbrances, and the Sellers have full right, power and authority to sell, Transfer, convey and deliver to the Acquirer good, valid and marketable title to the Sale Shares held by the Sellers in accordance with the terms of this Agreement.

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c.	The Sale Shares held by the Sellers are not the subject matter of any claim, action, suit, investigation or other proceeding or Judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

d.	The Sale Shares held by the Sellers were legally acquired, and validly owned and held by the Sellers. The Sellers represents that the Sale Shares held by them were acquired and are held in compliance with the applicable Laws and subject to appropriate approvals by any Government Authority. The Sale Shares sold by the Sellers represent that percentage of the Share Capital of the Company on a Fully Diluted Basis as set forth on Schedule I PART A hereto.

e.	There are no outstanding or authorised obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by the Sellers and binding upon the Company, of any kind that gives any Person the right to purchase or otherwise receive the Sale Shares (or any interest therein).

f.	There are no options, agreements or understandings (exercisable now or in the future and contingent or otherwise) which entitle or may entitle any Person to create or require to be created any right or Encumbrance over the Sale Shares being transferred by it.

g.	The Sellers confirms that they have not directly or indirectly entered into any arrangement or agreement with any Person to sell, dispose-off or otherwise deal with the Sale Shares held by the Sellers.

h.	The Sellers have clear and marketable title to the Sale Shares held by the Sellers and are entitled to sell, transfer and convey to the Acquirer all of the legal and beneficial interest in such Sale Shares on the terms of this Agreement.

i.	The Sellers have not, nor has anyone authorised on his behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Sale Shares owned by the Sellers are or may be forfeited or extinguished.

j.	the Acquirer will acquire a valid and marketable title to the Sale Shares and the said shares to be delivered by the Sellers to the Acquirer pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid-up and will be free and clear of all Encumbrances and Third Party rights and interests;

k.	No Taxes are required to be deducted at source or withheld by the Acquirer under Law from payments to be made to the Sellers for the Sale Shares;

l.	Upon the completion of the transactions contemplated under this Agreement, the Acquirer shall as of the Closing Date hold 99% of the issued and paid up share capital of the Company on a Fully Diluted Basis.

6.5	No Conflicts. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not:

a.	violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, result in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Sellers or the Company is a party; (ii) a material permit/license; (iii) any agreements relating to the Indebtedness of the Company, or the Sellers (v) any agreements entered into between any or the Sellers or the Company or any of their respective Affiliates;

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b.	violate or conflict with any Law to which Company, , the Sellers or any of their respective property is subject;

i.	violate the provisions of the charter documents of the Company; or

ii.	impose any Encumbrances on the Sale Shares or the Company’s Assets.

6.6	No Proceedings. There are no legal or governmental proceedings pending to which either of the Sellers or Company is a party or to which any of the property of either of the Sellers or Company or Sale Shares is subject, and which in either case could reasonably be expected to have an adverse effect on the power or ability of either of the Sellers or Company to perform its obligations under this Agreement.

6.7	Other Warranties. The Sellers additionally represents and warrants as provided in Schedule IV. The representations and warranties shall be subject to qualified by the Disclosure Letter submitted by the Company and Sellers in the form as under Schedule V (if any).

6.8	The Sellers hereby represent, warrant and undertake to the Acquirer that the warranties set forth in this Agreement (including under Section 6.7) are true, correct, complete and accurate as on the Closing Date and further acknowledges that the Acquirer is entering into this Agreement relying on the said warranties.

6.9	Acquirers Warranties. the Acquirer hereby represents and warrants to the Sellers and the Company as follows:

a.	It has all requisite power and authority to enter into this Agreement, to perform its obligations there under and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Acquirer and the performance by the Acquirer of its obligations hereunder and the consummation by the Acquirer of the transactions contemplated hereby, have been duly authorized by all necessary actions.

b.	This Agreement constitutes valid, legally binding and enforceable obligations of the Acquirer.

c.	It has financial resources to undertake its obligations and payment of Purchase Price under the Agreement.

6.10	Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Execution Date or arising thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Execution Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to terminate this Agreement pursuant to a breach of the terms or to seek indemnity for any breach of the warranties. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

6.11	Each of the warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited by inference from the terms of any other representation or warranty or by any other term of this Agreement.

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6.12	Except as expressly stated, no representation made by the Parties shall be deemed to qualify any other representation made by them.

SECTION 7. INDEMNIFICATION AND DAMAGES

7.1	In consideration of the purchase of the Sale Shares by the Acquirer from the Sellers hereunder, each defaulting Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless, the other non-defaulting Party , its Affiliates and each of their respective partners, officers, employees, shareholders, partners, agents, as the case maybe (each, an “Indemnified Party” and collectively the “Indemnified Parties”) from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) (collectively referred to as “Loss”) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

a.	any misrepresentation or inaccuracy in any Warranty made by such defaulting Party, or any failure by such Sellers to perform or comply with any agreement, obligation, liability, representation, warranty, term, covenant or undertaking contained in this Agreement;

b.	any Loss incurred by the Indemnified;

c.	any fraud committed by the defaulting Party, at any time;

d.	Taxes, costs, and expenses (including reasonable fees and disbursements) arising in respect thereof, arising out of or in connection with any demand by a Governmental Authority against the Indemnified Party in connection with performance of any obligation under this Agreement.

7.2	In the event the Company or the Sellers make any payment pursuant to this Section 7 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties, or deductible by the Company or the Promoters, on such payment.

7.3	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.4	The Indemnifying Parties acknowledge and agree that any payments to be made pursuant to this Section 7 are not in the nature of a penalty but merely reasonable compensation for the loss that would be suffered, and therefore, each Indemnifying Party waives all rights to raise any claim or defense that such payments are in the nature of a penalty and undertakes that it shall not raise any such claim or defense.

7.5	The above indemnity shall take effect upon Closing but shall be applicable for any cause originating prior to the Closing and having cause d any Loss to the Indemnified Parties.

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SECTION 8. TERMINATION

8.1	This Agreement may be terminated prior to the Closing only by (i) mutual written consent of the Parties or (ii) by the Parties as follows:

a.	if the Closing shall not have occurred before July 31, 2019.

b.	upon the issuance of any Court Order that is final and not appealable and would prevent the consummation of the transactions contemplated hereby;

c.	either of the Parties breaches in any material respect any provision of this Agreement and that breach is not remedied within fifteen (15) Business Days of receiving a written notice to remedy such breach from the non defaulting Party;

d.	a judgment has been entered against a Party or any of their respective Affiliates restraining, prohibiting or declaring illegal the consummation of this Agreement or the transactions contemplated by this Agreement;

8.2	Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

SECTION 9. MISCELLANEOUS.

9.1	Confidentiality:

a.	Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law) . Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

b.	Nothing in this Section 9.1 shall restrict any Party from disclosing Information for the following purposes:

i.	To the extent that such Information is in the public domain other than by breach of this Agreement;

ii.	To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

iii.	To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

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iv.	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

v.	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

vi.	To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

vii.	Where other Parties have given their prior approval to the disclosure.

c.	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Acquirer in the Company, shall require the prior written consent of the Acquirer.

9.2	Survival. The representations and warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

9.3	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.4	Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

9.5	Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

9.6	Notices. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient at its address set forth below, or to such other address or email number as a Party may from time to time duly notify to the others:

a.	If to the Company:

(i)	Name	: Alpha Predictions LLP
(ii)	Address	: 411, Crossroads, NH-48, Wakad, Pune - 41105
(iii)	Attention	: Snehalkumar Santosh Kadam
(iv)	Email	: snehalkumar.kadam211@gmail.com,
snehalkumar.kadam@alphapredictions.co.in

b.	If to Acquirer

(i)	Name	: mPhase Technologies, Inc.
(ii)	Address	: 9841 Washingtonian Blvd, Suite 390 Gaithersburg MD 20878 USA
(iii)	Attention	: Mr. Anshu Bhatnagar
(iv)	Email	: ab@mPhaseTech.com

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c.	If to Sellers:

(i)	Name	: Snehal / Smita / Anuj / Dhananjay Rajendra Adik
(ii)	Address	:411, Crossroads, NH-48, Wakad, Pune - 41105
(iii)	Email	: snehalkumar.kadam211@gmail.com,
snehalkumar.kadam@alphapredictions.co.in

9.7	Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

9.8	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving Party.

9.9	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

9.10	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

9.11	Relationship. No Party, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company.

9.12	Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

9.13	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

9.14	Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of India. Subject to Section 8.16, the courts in Bangalore, India shall have the jurisdiction over all matters arising pursuant to this Agreement.

9.15	Dispute Resolution

a.	If any dispute or difference arises between any of the Parties hereto during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or regarding any question, including the question as to whether the termination of this Agreement by any Party hereto has been legitimate, the Parties hereto shall endeavor to settle such dispute amicably. The attempt to bring about an amicable settlement is considered to have failed as soon as one of the Parties hereto, after reasonable attempts which attempt shall continue for not less than 30 (Thirty) days, gives 30 (Thirty) days’ notice thereof to the other Party in writing.

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b.	All disputes, differences or Claims arising out of or in connection with this Agreement including, any question regarding its existence, validity, construction, performance, termination or alleged violation which is not resolved under Section 19.16(a) shall be finally resolved by arbitration conducted in accordance with Indian Arbitration and Reconciliation Act of 1996 along with the rules framed there under. The Parties to the dispute shall share the costs equally or in the proportion as decided by the arbitrator/arbitral tribunal.

c.	The seat or legal place for such arbitration shall be in [Mumbai] and all proceedings shall be conducted in the English language. The Parties agree that the existence of any arbitral proceedings, the claims, applications and documents filed/ processed in relation to the same, hearings, and awards made, shall be subject to the obligations of confidentiality set out in this Section.

d.	The dispute shall be settled by a sole arbitrator to be appointed by the parties to the dispute. If the parties to the dispute are unable to appoint a sole arbitrator by way of mutual consent, the Promoters and the Company shall together appoint 1 (one) arbitrator, the Acquirer shall together appoint 1 (one) arbitrator and the 2 (two) arbitrators so appointed shall be entitled to appoint the third arbitrator who will act as umpire of the arbitral tribunal. Any arbitration award by the arbitral tribunal shall be final and binding upon the Parties, shall not be subject to appeal, and shall be enforced by judgment of a court of competent jurisdiction.

e.	All claims and counterclaims (including non-monetary and declaratory claims) shall, to the extent such claims or counterclaims are known at the time any arbitration is commenced, be consolidated and determined in the same arbitration proceeding. The arbitrator shall, inter alia, have the authority to award declaratory relief and consider and award specific enforcement of this Agreement.

f.	Deposits to cover the costs of arbitration shall be shared equally by the parties thereto. The award rendered by the arbitrator shall, in addition to dealing with the merits of the case, fix the costs of the arbitration and decide which of the Parties thereto shall bear such costs or in what proportions such costs shall be borne by such Parties.

g.	The award rendered by the arbitrator shall be final and conclusive on all Parties to this Agreement, whether or not, despite notice, such Parties have taken part in the arbitration, and shall be subject to forced execution in any court of competent jurisdiction.

h.	Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

i.	Nothing shall preclude either Party from seeking interim or permanent equitable or injunctive relief, or both, from the competent courts, having jurisdiction to grant relief on any disputes or differences arising from this Agreement. The pursuit of equitable or injunctive relief shall not be a waiver of the duty of the Parties to pursue any remedy (including for monetary Damages) through the arbitration described in this Section.

j.	Any arbitration proceeding hereunder shall be conducted on a confidential basis.

9.16	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Sellers.

9.17	The provisions of this Agreement and the charter documents shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the charter documents, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the charter documents.

FOLLOWING THIS PAGE IS THE EXECUTION PAGE

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IN WITNESS, the Parties have executed this Share Purchase Agreement as of the date first written above.

ACQUIRER:	COMPANY:

mPhase Technologies, Inc.	Alpha Predictions LLP

By:	By:
Name:	Name:	Snehalkumar Santosh Kadam
Title:	Title:	MD
Address:	Address:	411, Crossroads, NH-48, Wakad, Pune -41105
Authorised Signatory	Authorised Signatory

SELLERS:

By:
Name:	Mr. Snehalkumar Santosh Kadam

Power of Attorney holder on behalf of all the Promoters.

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Schedule I – part a

promoters/ sellers

Sr. No.	Name	Residential Address	Shareholding

1.	Snehalkumar Santosh Kadam	529/1, Shahunagar, Jaysingpur, Dist Kolhapur-416101	40
2.	Smita Dinakar Shinde	529/1, Shahunagar, Jaysingpur, Dist Kolhapur	30
3.	Anuj Kumar Saxena	41, Raghvanpalya, Avalahalli, JP Nagar 9th Phase, 7th Block, Bangalore- 560108	20
4.	Dhananjay Rajendra Adik	June Gavathan, Khanapur, Shrirampur, Vadala Mahadeo, Ahmendnagar- 413739	10

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Schedule I – part B

SALE SHARES

Sr. No.	Seller	Total Shareholding (in number)	Number of Sale Shares	Percentage of Sale Shares in total Share Capital	Sale Shares Certificates Number
1.
2.
3.
4.
5.

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Schedule II

shareholding on effective date

Name of the shareholder	Number of equity shares	%holding

TOTAL		100%

shareholding on Closing Date:

Name of the shareholder	Number of equity shares	%holding

Acquirer
TOTAL		100%

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Schedule IIi

PURCHASE PRICE

Sr. No.	Seller	Number of Sale Shares	Price per Sale Share	Purchase Price
1.
2.
3.
4.
5.

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SCHEDULE- IV:

REPRESENTATIONS AND WARRANTIES

The Company and Sellers (“Warrantors”) hereby jointly and severally represent, warrant and undertake to the Acquirer that as of the Effective Date, the following Warranties are true and correct in all respects:

For the purposes of this Schedule the following terms shall have the meaning set out below attributed to them:

“Tax Claim” shall mean any notice of any claim by the Company pursuant to any assessment, administrative or appellate or court proceedings or proposed change or adjustment by any taxing authority concerning, for or in respect of any and all Taxes with respect to any taxable period ending on or before the Effective Date or beginning before and ending on or after the Effective Date (but only in relation to the portion thereof applicable to the period prior to the Effective Date); and

“Tax Demand” shall mean any Tax Claim under which demand for payment of Tax is made on or adjustment of any Tax refunds claimed by a Person and outstanding as on date of such Tax Claim is demanded from, a Person by any taxing authority (or any combination of the foregoing).

1.	AUTHORITY AND CAPACITY

1.1.	The Company is duly incorporated under the Companies Act, 2013 and validly existing under the Laws of India. The Warrantors have the legal right, power and authority, including corporate authority, as applicable, to enter into, deliver and perform this Agreement and any other documents executed by it pursuant to or in connection with the transaction contemplated under the Transaction Documents. Subject to applicable Laws, this Agreement and Transaction Documents when executed, will constitute legal, valid and binding obligations of each of the Warrantors and shall be enforceable against each of the Warrantors in accordance with its terms.

1.2.	All actions on the part of the Company (including corporate action and Governmental Approvals, as applicable), necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company, under this Agreement and/or the Transaction Documents and/or any of the other documents or instruments to be executed under or pursuant to this Agreement, have been duly taken and obtained and the same are valid and in full force and effect. Further, no consents, Governmental Approvals, registrations, authorisations or permits are required to be obtained by the Company and/or the Promoters in connection with the execution and performance of this Agreement and/or any of the Transaction Documents.

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1.3.	The execution, delivery and the performance (or any of the foregoing), by the Warrantors of this Agreement and the respective obligations in relation to the transactions contemplated herein will not (as applicable):

(a)	Conflict with, violate, result in or constitute a breach of or constitute a default under the charter documents of the Company and any applicable Laws by which the Warrantors or any of the Assets are bound or affected;

(b)	conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, Contract or other agreement or arrangement (oral or written) to which such Party is a party or by which such Party is bound or affected;

(c)	result in the creation or imposition of any Encumbrance of any nature over the Equity Shares, or any of the Company Real Property or Assets;

(d)	relieve any Third Party to a Contract executed by the Company of its obligations or give any Third Party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument (oral or written) to which such Party is a party or by which such Party is bound;

(e)	give the holder of any note, debenture or other evidence of any Indebtedness of the Company (or any person acting on the Company’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such Indebtedness by the Company;

(f)	cause the Company to lose the benefit of any right, credit or privilege it presently enjoys, or, cause any Person who normally does business with the Company not to continue to do so on the same basis;

(g)	constitute an act of bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other applicable Law for the protection of debtors or creditors; and

(h)	violate any order, decree or judgement against, or binding upon, such Warrantor or upon its respective securities, properties or businesses.

1.4.	No Authorisation of, or registration, qualification, designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance by the Company and the Promoters of this Agreement and any other documents executed in the course of or pursuant hereto, other than as specifically stated in this Agreement and any other documents executed in the course of or pursuant hereto. The issue and allotment of the Equity Shares are each in accordance with applicable Laws.

1.5.	No event has occurred and no matter, condition or state of fact or thing exists, that would or is expected to materially and/or adversely affect the ability of the Company to carry on the Business as currently being carried on and as currently proposed to be carried on.

1.6.	There is no outstanding Action which is likely to result in the suspension, cancellation, refusal, modification or revocation of any of the Governmental Approvals or consents held by the Company and/or no notice has been received of any suspension, cancellation, refusal, modification, revocation or non-renewal of any of the Governmental Approvals or consents held by the Company.

1.7.	The Warrantors have not, nor has anyone on their behalf, done, committed or omitted any act, deed, matter or thing whereby the Equity Shares can be forfeited, extinguished or rendered void or voidable.

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1.8.	The issued and paid-up share capital of the Company as well as the current shareholding pattern of the Company as on the Effective Date is as specified in Part A of Schedule II and upon Series A Closing, will be as specified in Part B of Schedule II.

2.	CORPORATE MATTERS

2.1.	The Company is a private limited company.

2.2.	The copies of the charter documents of the Company delivered to Acquirer are true, correct and complete copies, and have annexed to or incorporated in them, copies of all resolutions or agreements required by applicable Law to be so annexed or incorporated. Other than this Agreement and the Shareholders’ Agreement, no arrangement and, in particular, no Contract explicitly or by inference or implication modifies the rules set forth in the Articles of Association of the Company, whether or not such arrangement is enforceable vis à vis third parties and the Company has complied with all the provisions of its charter documents and, in particular, has not entered into any ultra vires transaction.

2.3.	The Company has, at all times, maintained and continues to maintain in accordance with applicable Law, all statutory books, records and registers (including without limitation accounting records, share registers and minute books) required to be kept or maintained by the Company under applicable Law, and all such statutory books, records and registers are and have at all times been properly kept, written up to date and are complete, and all matters have been truthfully, accurately, and fully recorded in such books, records and registers. No notice or allegation that any of the statutory books, records or registers of the Company is incorrect or should be rectified has been received. All such books, records and registers are in the possession and under the direct control of the Company.

2.4.	All forms, returns, reports, filings, particulars, registrations, resolutions and other documents and intimations that the Company is required, by applicable Law, to file with, make or deliver to any governmental, administrative or regulatory body have been correctly made, duly filed and/or delivered and there is no outstanding notice from any governmental, administrative or regulatory body received by the Company as to its non-compliance with its obligations as to filings, returns, particulars, resolutions and/or other documents.

2.5.	The Company has the corporate power and authority to own and operate its Assets and properties to carry on its businesses as currently conducted.

2.6.	The Company has not bought back, repaid or redeemed or agreed to buy back, repay or redeem any of its Equity Shares or other securities or otherwise reduced or agreed to reduce its share capital or purchased any of its own shares or carried out any transaction having the effect of a share buy-back or reduction of capital.

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2.7.	Save and except as specified in this Agreement and the Transaction Documents, there are no Encumbrances, outstanding options, warrants, rights (including conversion or pre-emption rights) or agreements or understanding (whether or not such agreements or understanding is absolute, revocable, contingent, conditional, oral, written, binding or otherwise) for the subscription or purchase from the Company of any shares in the capital stock of the Company or any securities convertible into or ultimately exchangeable or exercisable for any capital stock of the Company including voting agreements. Further, the Company has (i) not agreed to acquire, whether legally or beneficially, jointly or alone, and directly or indirectly, any share capital or securities convertible into share capital or any other interest whatsoever in any entity; and (ii) does not Control, whether jointly or alone and directly or indirectly, any entity; and (iii) has not at any time, held any share capital or securities convertible into share capital or other interest whatsoever in, or Controlled, any entity.

2.8.	The Company has no Subsidiaries or joint ventures and has not formed an association of persons for Tax purposes, nor does it own any direct or indirect equity, voting or ownership interest in any Person, including Persons that carry on any business that competes with the Business as presently conducted or as contemplated to be conducted.

2.9.	The Board is duly elected and validly appointed as per the provisions of the Companies Act and the charter documents and none of the directors are disqualified to continue as directors under any provisions of the Companies Act and/or any other statutory legislation, as may be applicable.

2.10.	The Company has complied with all requirements of the Companies Act and its charter documents for validly conducting the meetings of their respective boards and members and have duly reflected the proceedings of the meetings in the respective minutes.

2.11.	None of the Directors have any direct or indirect ownership (i) in any business entity with which the Company is affiliated; or (ii) in any business entity that competes with the Company.

2.12.	There are no outstanding powers of attorney given by the Company and/or the Promoters to any Person, in relation to the Company.

3.	SHARES AND OTHER SECURITIES

3.1.	The Equity Shares, when issued and paid for as provided in this Agreement, will be duly authorized, validly issued and fully paid-up. The Equity Shares will at all times be free from Encumbrances.

3.2.	Except for the approval of the Board and the Shareholders of the Company, authorizing the issue and allotment of the Equity Shares to the Acquirer in accordance with the terms of this Agreement, no other approvals, for the issue and allotment of the Equity Shares to the Acquirer, are required to be made or obtained by the Company and in connection with the execution and delivery of this Agreement and the Transaction Documents.

3.3.	As on the date of this Agreement and the Closing Date, all of the Equity Securities of the Company have been duly authorised and validly issued in compliance with the requirements of the Act and all other provisions of applicable Law, and are fully paid-up.

3.4.	The Company does not have any obligation(s) (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Equity Securities or any interest therein or to pay any dividends or make any other distribution in respect thereof.

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3.5.	Other than under this Agreement and the Transaction Documents there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, rights of first offer, pre-emptive rights or proxies relating to any Equity Securities of the Company.

3.6.	The Company has not issued any debentures, warrants, bonds or any other debt instruments and there are no outstanding Securities, warrants, options, agreements, share purchase plans, instruments or other rights of any nature whatsoever that may result in the sale or issuance by the Company of any Equity Securities of the Company.

3.7.	Other than under this Agreement or other Transaction Documents a there are no Contracts, of any nature whatsoever, entered into by or binding upon the Company or the Promoters that can, either now or at any future date and whether contingently or not, be converted into or exchanged for Equity Securities of the Company or which entitle or may entitle any Person to subscribe to or receive any Equity Securities of the Company at present or at a later date or which require or may require the Company to issue any Equity Securities or rights convertible into or exchangeable for Equity Securities of the Company or warrants or rights to purchase or acquire any Equity Securities of the Company, and no Person has claimed to be entitled to any of the foregoing.

4.	COMPLIANCE

4.1.	The Company is conducting and has conducted its Business and its operations in accordance and in compliance with all applicable Laws. None of the Company or any of its Directors, officers, agents or employees and the Promoters during the course of their duties for or on behalf of the Company, has done or omitted to do anything which is a contravention of any applicable Law, giving rise to any fine, penalty and/or any other liability on the part of the Company and the Promoters, and no notice or complaints have been received by the Company and/or the Promoters in respect of any such contravention or alleged contravention.

4.2.	Since incorporation, none of the Company, the Promoters or any of its Directors, officers, agents, employees, Affiliates or other Persons associated with them, acting for or on its behalf, directly or indirectly;

(i)	has made, offered, promised or authorised the making of any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, assets, properties or services, or anything of value to a Person, private or public official or otherwise in order, in relation to the business of the Company: (a) to obtain favourable treatment in securing or retaining business or directing business to the Company, (b) to pay for such favourable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, (d) to influence any official act or decision, or (e) in violation of any material applicable Law. The Company has maintained, and has caused each of its Affiliates (in relation to the Business) to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with all applicable anti-bribery or anti-corruption law.

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(ii)	has established or maintained any fund, assets or properties in which the Company has proprietary rights that have not been recorded in the books and records of the Company.

(iii)	have been a party to, (A) the use of any of the Assets for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (B) the making of any direct or indirect unlawful payment to government officials or employees from any of the Assets; or (C) the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; or (D) the making of any false or fictitious entries in the books or records of the Company; or (E) the making of any unlawful or undisclosed payment.

4.3.	The Company makes and keeps accurate books and records and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed pursuant to and in accordance with management’s due authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Assets and (iii) access to the Assets is permitted only pursuant to and in accordance with management’s authorization

5.	GOVERNMENTAL APPROVALS

5.1.	The Company has obtained and the Promoters have caused the Company to obtain in its own name all Governmental Approvals necessary or required under applicable Law and all necessary corporate power and authority to, (i) use, occupy and/or hold its Assets and properties, (ii) carry on and conduct the Business and its activities as now conducted and as presently proposed to be conducted, each of which is valid, subsisting and in full force and effect, and has complied with all terms and conditions of those Governmental Approvals, and nothing has been done or has been omitted to be done, and no event has occurred or condition or state of fact exists which (A) constitutes (whether with notice, lapse of time and/or otherwise) a breach of or default under any of those Governmental Approvals, or (B) (based on current applicable Law and fact) might prejudice or prevent the grant, continuation or renewal of any of those Governmental Approvals, or (C) would result in or permit any of those Governmental Approvals to be modified, terminated, suspended or revoked, or (D) might adversely affect the rights of the Company under any of those Governmental Approvals.

6.	FINANCIAL MATTERS

6.1.	The Promoters and the Company Warrant that:

(a)	the Company has not declared, authorised, made or paid any dividend (in cash or in specie) or other distribution of a similar nature upon or with respect to any class or series of its Equity Securities;

(b)	the Company, or the Promoters on behalf of the Company, have not cancelled, forgiven, waived or released any debt owed to the Company or any claim or right of the Company;

(c)	the Company or the Promoters have not sold or otherwise disposed of any asset of the Company and have not Encumbered any of the Assets;

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(d)	the Company has not changed any of its accounting policies, methods, procedures or practices, or any policies or rates of depreciation or amortization;

(e)	the Business and operations of the Company has been conducted and managed in the usual and ordinary course, consistent with past practices, and there has not been any change in or re-organisation or discontinuance of, any part of the Business or operations of the Company;

(f)	the Company has not entered into, terminated, rescinded, invalidated or accelerated any Contract except in accordance with the terms of the Contract, in the ordinary course of its Business or as is consistent with past practice;

(g)	the Company has not settled any existing Action;

no event has occurred which gives rise to Taxation to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another Person

(h)	the Company has not made or granted any loan or advance to, or made any payment or incurred any liability for the benefit of any Person;

(i)	no event or circumstance has occurred or is continuing that would lead to or constitute a Material Adverse Effect; and

(j)	neither the Company nor the Promoters have entered into any Contract to do or in connection with, any of the foregoing.

6.2.	The Company has not and is not engaged in financing of a type which is not required to be shown or reflected in the audited accounts.

6.3.	There is no set off arrangement between the Company and any other Person.

6.4.	The accounting books, ledgers and other financial records of the activities of the Company have been fairly and properly maintained and are in accordance with applicable Law and Indian GAAP. and all other applicable statutes and regulations and consistently applied accounting principles and are up-to-date and contain all material matters required by Law to be entered in them.

6.5.	The financial statements shall contain (as appropriate under Indian GAAP specific provisions or accruals adequate to cover, or full particulars in notes, of all Taxation (including deferred taxation) and other Liabilities (whether quantified, contingent or otherwise) of the Company as at the date of the financial statements;

6.6.	The business and the financial condition (including the Assets, Liabilities and state of affairs) of the Company is truly and fairly provided in the last financial statements dated March 31, 2019, and there has been no change thereto, other than in the ordinary course of business, and there has been no material change thereto, in any event.

6.7.	The auditors, who have audited the financial statements of the Company, and the notes thereto, have delivered an unqualified audit report thereon and are independent accountants with respect to the Company, as described in the audit report.

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6.8.	The financial statements are not adversely affected by any unusual or non-recurring items;

6.9.	The financial statements prepared since incorporation were prepared under the historical convention, complied with the requirements of the applicable Law then in force and with all statements of standard accounting practice (or financial reporting standards) and accounting standards prescribed by the ICAI then in force;

6.10.	The financial statements have been duly and timely approved by the general meeting of shareholders and filed in accordance with the applicable Law;

6.11.	The financial statements provide in full for all Tax liable to be assessed on the Company, or for which it is or may become accountable, in respect of any period for which the financial statements are prepared and whether or not the Company has or to the best of the knowledge of the Warrantor may have any right of reimbursement against any other person, and the financial statements provide or note in full for any contingent or deferred liability to Tax for any such period.

6.12.	The debts included in the financial statements have realised or will realise, in the ordinary course of collection, their nominal amounts plus any costs of collection and any accrued interest less any provisions for bad and doubtful debts included in the financial statements.

6.13.	The debt owing to the Company (other than the debts included in the financial statements) shall not in the ordinary course of collection realise its nominal amount plus any costs of collection and any accrued interest.

6.14.	The Company does not have Liabilities or Indebtedness of any nature whatsoever, whether accrued, absolute, contingent or otherwise (including Liabilities as guarantor or otherwise with respect to obligations of others, or Liabilities (whether actual, off-balance sheet, contingent or disputed and including financial lease commitments and pension liabilities) for Taxes due or then accrued or to become due), or outstanding borrowing or Indebtedness in the nature of borrowing, in any form whatsoever, or any Claims outstanding against it.

6.15.	The Company does not own the benefit of any debt (whether present or future).

6.16.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental, administrative or regulatory body.

7.	TAXATION MATTERS

7.1.	The Company has complied with all the requirements as specified under the respective Tax Laws as applicable to it in relation to returns, computations, notices, deductions, withholdings and information which are or are required to be made or given by the Company to any Tax authority for all Tax periods for taxation and for any other Tax or duty purposes, have been made on a proper and timely basis and are correct and none of them is the subject of any dispute with the Indian taxation authorities and all applicable Taxes have been deducted, collected, withheld, deposited and paid and filings with respect to the same have been done and completed in accordance with Law and no Tax Demand has been received or, to the best of the knowledge of the Warrantors, threatened in respect thereof.

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7.2.	The Company has discharged all due and payable sums towards payment of Taxes of any other Persons that they are required to discharge under any applicable contracts and, there are no facts or circumstances that may give rise as on the date of the financial statements to any material Tax or Tax liability in addition to Tax already paid or provisioned in the financial statements.

7.3.	The Company is not subject to Tax in any jurisdiction other than India.

7.4.	The Company has no Tax liability arising out of any matter up to the Closing except as adequately reserved for on its balance sheet, nor there are any circumstances by reason of which the Company is likely to become liable to pay, any interest, penalty, surcharge or fine relating to any Tax.

7.5.	With respect to any period for which Tax returns are not yet due and thus have not been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in its books and records and in accordance with Indian GAAP and applicable Laws, including the financial statements.

7.6.	The Company has not paid or become liable to pay any interest, penalty, surcharge or fine relating to any applicable Taxes. The Company has not been since incorporation been subject to and the Company is not currently subject to any investigation, audit, visit or search and/or seizure by any revenue authority and no notice or communication of any such investigation, audit or proposed visit by any taxation authority has been received by the Company.

7.7.	All claims or other requests for any particular treatment relating to taxation that have been taken into account in computing any amount in the financial statements, have been duly made and are, in the reasonable opinion of the Company and the Promoters are not likely to be disputed by any taxation authority.

7.8.	The amount of taxation chargeable on the Company during any assessment period has not been affected to any extent by any concession, arrangement, agreement or other formal or informal arrangement with any taxation authority (not being a concession, agreement or arrangement available to companies generally).

7.9.	The Company has granted, delivered or issued or provided all certificates, forms and other documents to other Persons required under the applicable Law relating to the Taxes, save in relation to matters which are in progress in the ordinary course of business.

7.10.	Any right to a repayment or relief of taxation to or in respect of the Company to the extent that such right was taken into account in the financial statements is available and is not lost, reduced or cancelled.

7.11.	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of the transaction contemplated under this Agreement and/or as a result of any act, omission, event or circumstance arising or occurring at or at any time before completion of the transaction contemplated under this Agreement.

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7.12.	No audit, investigation or other proceeding by a Governmental Authority is pending or being conducted with respect to (i) any Taxes due from or with respect to Company or in relation to the filing of any Tax returns or failure to do so or (ii) any of the Company in respect of any pending proceedings under any Tax Laws that have any adverse impact on the Company’s ability to consummate the transactions contemplated herein or that has the effect of creating any charge or lien on the Equity Shares or any Assets of Company in favour of a Governmental Authority.

8.	CONTRACTS

8.1.	The Company is not a party to, and the Assets and the Business are not bound or affected by, any Contract:

(i)	to which any Related Party is a party; or

(ii)	that involves the granting of any Encumbrance in, to or upon any Assets; or

(iii)	that involves the granting of any financing or financial assistance to the Company or otherwise relates to the borrowing or lending of money; or

(iv)	that either (a) cannot be terminated by the Company in accordance with applicable Laws or the terms of the Contract concerned or on less than 3 (three) months’ notice, or (b) cannot be terminated without the Company incurring any penalty or other liability; or

(v)	that is not in the ordinary course of its business or is of an onerous nature or not on arm’s length basis or not on normal commercial terms or cannot be fulfilled or performed by the Company or on time with or without undue or unusual expenditure of money and effort; or

(vi)	under which, by virtue or as a consequence of the execution, delivery and/or performance of this Agreement and/or any of the Definitive Documents, (a) any counterparty is likely to be relieved of any obligation or become entitled to exercise any right (including without limitation any right of termination, variation, pre-emption right or other option), or (b) the Company is or is likely to be in breach or default or lose any benefit, right or interest which it currently enjoys or (a) a liability or obligation of the Company is likely to be created or increased, or (b) an increased benefit or payment or acceleration of vesting of rights is or is likely to accrue to any counterparty; or

(vii)	that involves indemnification by the Company with respect to infringements of intellectual property rights developed by the Company; or

(viii)	that involves any joint venture, consortium arrangement, partnership or similar agreements; or

(ix)	that imposes any non-compete, non solicit, or exclusivity obligations on the Company.

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8.2.	The Company and/or the Promoters (as the case may be) have fully complied with its/their obligations under each Contract entered into by it/them, each counterparty to a Contract has complied with all of its material obligations under that Contract. The Company and the Promoters (as the case may be) and any counterparty to a Contract is not in default of the performance, observance or fulfilment of any of its respective obligations, covenants or conditions contained in any Contracts, nor has it received notice of default or requiring cure of any breach or termination from any counterparty under a Contract. None of the counterparties to any of the Contracts are in default of the performance, observance or fulfilment of any of their respective obligations, covenants or conditions contained in Contracts. No event has occurred or is continuing and no matter, condition or state of fact of thing exists, that would or, is reasonably expected to be likely to cause, permit or allow (whether with notice, lapse of time or otherwise), (a) a termination, rescission, modification, invalidation or acceleration, of or under any Contract or (b) the imposition of any liability (including any increase in the quantum of existing liability) on the Company (whether by way of penalty, liquidated damages, or otherwise), under any Contract, or (c) a termination, extinguishment, cancellation, rescission or invalidation of any entitlement or other right of the Company under any Contract. No counterparty has indicated any intention to terminate any such contract prior to the expiration of its term.

8.3.	All Contracts entered into by the Company and the Promoters are legal, valid, subsisting, binding and enforceable under and complies with, all applicable Law and have been duly authorised, executed, duly stamped , if required to be stamped under applicable Law, and, wherever required to be registered under applicable Law, has been registered and delivered by the Company and constitutes a valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms and does not conflict with any other Contract entered into by the Company.

8.4.	No offer, tender or other invitation to enter into any Contract with the Company which is capable of being converted into an obligation of the Company by an acceptance or other act of some other Person is outstanding.

8.5.	None of the Contracts entered into by the Company and the Promoters (A) affects or limits the right or ability of the Company to carry on its Business (or any other line of business or activity) or compete, for any period of time or in any geographical area(s), or (B) otherwise affects or limits the Business, management and/or operations of the Company or restricts the Company’s freedom to carry on the Business in any part of the world in such manner as it thinks fit or to engage in any other line of business.

8.6.	The Company and the Promoters has no obligation or liability (actual or contingent) in relation to the Business of the Company:

(i)	under any guarantee or indemnity or letter of credit or comfort letter (whether or not reflected in the financial statements for the period ending as on the Effective Date and the Closing Date);

(ii)	under any leasing, hiring, hire purchase, credit sale or conditional sale agreement in respect of goods, other than in the ordinary course of its business.

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8.7.	Other than (a) the current Articles; and (b) this Agreement, there are no agreements or understandings to which the Company is a party or by which it is bound which (i) grants direct or indirect management, operational or voting rights or economic interest in the Company to any third Person including any power of attorney with respect to the foregoing; ; (ii) is a non-competition contract restricting in any way the business activities of the Company; (iii) was entered into outside of the ordinary course of business of the Company; (iv) provides for the sharing of the revenue of the Company with any Party or third party; or (v) is adverse to the Business or financial condition of the Company.

8.8.	Other than employment or consultancy agreements and/or arrangements between the Company and the employees or consultants specifically relating to such employment or consultancy (if any), the Company is not a party to any contract with any current or former employee, current or former director or any current or former consultant of the Company or in which any such Person as aforesaid is interested (whether directly or indirectly) nor are any such contracts, arrangements or understanding outstanding or in force.

8.9.	The Company is not a party to any contract, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, fair trade, consumer protection or similar Law or regulations in any jurisdiction or in respect of which any filing, registration or notification is required pursuant to such Laws or regulations (whether or not the same has in fact been made).

8.10.	There are no known or potential Liabilities on account of liquidated Damages payable by the Company.

8.11.	Other than in ordinary course of business, there are no year-end commissions, incentives, discounts payable by the Company.

9.	RELATED PARTY ARRANGEMENTS

9.1.	Other than as disclosed in the financial statements, the Company has not entered into any contract, arrangements, agreements or transactions with any of the related parties and neither the Company nor the Assets are bound or affected by any such contract, arrangements, agreements or transactions not so disclosed.

9.2.	All arrangements with Related Parties of the Company were duly authorised by all corporate action on the part of the parties thereto, were entered into on arm’s length basis and under terms and conditions that are similar to comparable agreements entered into with unrelated third parties (if any) and were otherwise made in compliance with all applicable Law.

9.3.	The Business does not depend upon the use of any asset owned by, or facilities or services provided by, any Related Party of the Company.

9.4.	None of the Related Parties of the Company, is either directly or indirectly concerned or interested,

(i)	in any business that is competitive or likely to be competitive with any part of the Business;

(ii)	in any contract entered into by the Company or any other contract for the provision of finance, goods, services or other facilities to or by the Company, or in any way relating to the Company or any of the activities or Business.

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9.5.	There is no Indebtedness, whether by way of borrowings, outstanding Liabilities (whether contingent or otherwise), trade debts or howsoever otherwise owed or payable by the Company to any Related Party, or by any Related Party to the Company.

9.6.	There are no subsisting contracts or arrangements entered into by the Company which contravene Sections 295 or 297 of the Companies Act, 1956 (or corresponding provision of the Companies Act, 2013).

9.7.	The Company does not own, nor has agreed to acquire or dispose, any Asset, nor are receiving or have agreed to receive or provide any services or facilities (including, without limitation, the benefit of any license or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

9.8.	No corporate guarantees have been issued by the Company for the benefit of any of its Related Parties and there are no reimbursement arrangements/agreements between the Company and any of the Related Parties in relation to corporate guarantees issued by such related parties for the benefit of the Company or otherwise.

10.	EMPLOYEES

10.1.	In this paragraph 10, “employee” includes without limitation, a Person whose services are provided under a consultancy or service Contract or any officer or employee of the Company whether or not he has entered into (or, where the employment has ceased, worked under) a Contract of employment with the Company.

10.2.	Except as per the requirements of Law, there are no other benefits that are being provided to the employees and/or the workers including deferred compensation agreement, incentive plan, profit sharing plan, retirement agreement or other similar employee compensation agreements. The Company does not have any employee stock option plans or schemes for its employees.

10.3.	The Company has entered into employment agreements with the Promoters and all employees.

10.4.	All employee costs are reflected in the audited financial statements and no employee receives or is entitled to receive any compensation, salary, benefits, (employment-related) performance incentive from anyone other than the Company.

10.5.	Other than such payments made by the Company in relation to its employees as per applicable law, the Company has not entered into any agreement or arrangement for the payment towards any pensions, allowances or other sums or benefits on retirement, death, work incapacity, illness or disablement for the benefit of the Promoters or the present or former Directors or Shareholders of the Company or any of their Relatives, save and except as contained in the relevant employment agreements.

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10.6.	The Company has not engaged in any unfair labour practices and the Company and/or the Promoters have not received any notice from any member of key management who (i) has intimated their intention to terminate his or her employment or arrangement with the Company, or (ii) subsequent to the date of the financial statements, has already terminated his or her employment or arrangement with the Company

10.7.	All subsisting Contracts of employment to which the Company is a party, and all subsisting Contracts for the provision of any personnel or consultancy services to the Company, are terminable by the Company, in case of employees on probation on 1 (one) months’ notice or less without compensation or severance pay and, in case of permanent employees on 1 (one) month’ notice without compensation or severance pay.

10.8.	No proposal, assurance or commitment has been communicated since the date of incorporation of the Company regarding any change to the terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice in relation to terms of employment.

10.9.	No loans and advances, guaranteed and financial assistance has been made by the Company to its respective employees or to the employees of its related parties.

10.10.	There is no existing trade union in the Company. The Company has no collective bargaining agreements, arrangements and other similar understanding with any staff association or other body representing the employees or workmen of the Company and no labour union has requested or sought to represent any employees, workmen, representatives or agents of the Company. There have neither been any strikes or other labour disputes involving the Company nor are such strikes or similar actions pending or threatened by or against the Company.

10.11.	None of the Company’s employees or workers are obligated under any contract, or subject to any Law, judgment, decree or order of any Governmental Authority, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Business.

10.12.	Except as per the requirement of applicable Law there are no bonus, retirement, death, disability, profit sharing, incentive compensation, pension, gratuity, superannuation, employees provident fund, employees deposit linked insurance, or other employee benefit plans or arrangements (the “Benefit Plans”) of any nature whatsoever offered or given by the Company to any of its present or past employees.

10.13.	The Company and the contractors appointed by it are in compliance with all applicable Laws relating to engagement of contract labourers.

10.14.	The Company is not under any obligation, statutory or otherwise, to employ, hire contract labourers or contract workmen for conducting its Business.

10.15.	The Company has not made any commitment to any public agency, labour organization or any other party relating to the number of the employees or to future (collective or individual) dismissals.

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10.16.	Disputes

(a)	The Company and the Promoters have in all respects complied with their obligations (including under applicable Law and the Benefit Plans) to their employees and former employees and no claim in relation to employees of the Company or former employees has been made against the Company, or against any Person whom the Company is liable to indemnify.

(b)	No employee of the Company has been involved in any criminal Action relating to the Business or activities of the Company.

(c)	Neither the Company nor any Person for whom it may be vicariously liable, is or has been engaged (in relation to, or on behalf of the Company) in any prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, third-party or in any other capacity. There are no such matters pending or, threatened in respect of which verbal or written communication has been given or received by or against the Company. There are no facts or disputes which may or might give rise to any such matters

(d)	There is no allegation or complaint or report that the Business has been conducted otherwise than in accordance with applicable Law.

(e)	The Company is not subject to any order, waiver, declaration, exemption or notice granted or issued by any governmental, administrative or regulatory body in relation to the Company labour and employment practices.

10.17.	Directors

(a)	Except as provided in this Agreement, all the Directors may be removed from office upon notice and without the payment of any indemnity or other compensation whatsoever by the Company.

(b)	All the Directors (past and present) have been legally and validly appointed and all requisite filings in this regard have been made with the relevant governmental, administrative or regulatory body.

(c)	None of the Directors (past or present) are or have been interested in any Contract entered into by the Company.

(d)	The Board is presently constituted of [insert details].

(e)	No Director has furnished any personal guarantee or indemnification for or on behalf of the Company and vice versa.

(f)	Other than the Promoters, no other Person has any right to appoint or nominate any Director.

10.18.	None of the Directors are directors on the board of any other company or have any management responsibilities in any other company.

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10.19.	The Company has, in relation to each of its employees/workers and (so far as relevant) to each of its former employees/workers:

(a)	complied in all respects with its obligations under relevant employment Laws, employment practices, codes of conduct, orders and all other statutes and regulations relevant to its relations with each employee/workers or the conditions of service of the employee/worker and has maintained adequate and suitable records regarding the service of the employee/worker;

(b)	discharged or adequately provided for in all respects its applicable obligations to pay all outstanding salaries, wages, commissions, gratuity payments, provident fund payments, bonuses, overtime pay, holiday pay, sick pay, leave encashments and other benefits of or connected with employment up to the date of this Agreement; and

(c)	complied in all respects with all its obligations concerning the health and safety at work of each of the employees/worker and has not incurred any liability to any employee/worker in respect of any accident or injury, which is not fully covered by insurance.

11.	LEGAL MATTERS

11.1.	Neither the Company nor the Promoters have, committed nor there is a legal or factual basis for:

(a)	any criminal or unlawful act involving dishonesty; or

(b)	any breach of trust; or

(c)	any breach of contract or statutory duty.

11.2.	No Claim for Damages or compensation has been made by any Person against the Company or the Promoters, which will adversely affect the transactions contemplated by the Agreement.

11.3.	The Company is not a party to (or involved in) any agreement or course of conduct that infringes the Competition Act, 2002, which may give rise to a claim by a third party (including the Promoters).

11.4.	All the Promoters and directors of the Company are Indian residents only.

11.5.	Neither the Promoters nor any of the Company’s Directors is (i) an employee of any Indian government body or (ii) an official of any Indian political party or a candidate for political office in India.

11.6.	No Indian government authority has any ownership or other financial interest in the Company, directly or indirectly.

11.7.	Other than the applicable fees, none of the Promoters, and none of the Company’s Directors or, employees (i) has made any payment (or given anything of value) to any official or employee of any Indian governmental, administrative or regulatory body, or any candidate for political office in India, in order to obtain, retain, or direct business to the Company or to gain the approval of any governmental, administrative or regulatory body for the business of the Company or (ii) reimbursed, directly or indirectly, any third party for any such payment , or (iii) faced any other allegation involving bribery for the business of the Company.

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11.8.	None of the Promoters of the Company or Directors has been prosecuted, or has been convicted in any part of the world of any criminal offence (other than a minor traffic offence) or have any unsatisfied order or judgment against them, or have been adjudged bankrupt, in relation to the Company.

11.9.	None of the Promoters or any person Controlled by the Promoters or Directors has any financial interest in any other company or business that is in competition with the Company.

12.	LITIGATION

12.1.	There are no actions, suits, claims, notices (including in relation to any investigation or inquiry by any governmental, administrative or regulatory body) proceedings or investigations pending or threatened against or by the Warrantors at Law alleging breach or non-compliance of any applicable Law by the Company and the Promoters, in equity or otherwise, and whether civil or criminal in nature in, before, or by, any court, commission, arbitrator or Governmental Authority, and there are no pending, outstanding or threatened judgments, decrees or orders of any such court, commission, arbitrator or Governmental Authority:

(i)	by, or against the Company, or

(ii)	in respect of which the Company is liable to indemnify or compensate any Person; or

(iii)	by, against or affecting any past or present officer, Director or employee of the Company or to which any past or present officer, Director or employee of the Company is a party, in connection with such officer’s, Director’s or employee’s relationship with, or actions taken or omitted to be taken on behalf of the Company; or

(iv)	for the amalgamation, or reconstruction of the Company, or for any arrangement or composition with or assignment for the benefit of, all or any class of creditors of the Company.

12.2.	No distress, restraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of the whole or any part of the Assets.

12.3.	No order has been made, petition presented, resolution passed or meeting convened for the Winding Up (or other process whereby the Business is terminated or the Assets of the Company are distributed amongst their creditors and/or shareholders or other contributories) of the Company, and/or for an administration order against the Company and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar Laws concerning the Company. The Company is not insolvent or bankrupt, or unable to pay its debts as they fall due. No receiver, liquidator, trustee, administrator, custodian or similar official has been appointed in respect of the whole or any part of the Business or Assets of the Company no step has been taken for, or with a view to the appointment of such a Person.

12.4.	The Company is not involved whether as plaintiff or defendant or other party in any demand, claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration and no such demand, claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or, threatened by or against the Company (or any Person for whose acts or defaults the Company may be vicariously liable).

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12.5.	There is no governmental action, court order or proceeding or, any Action pending proposed to be initiated which prohibits the consummation of the transactions contemplated by this Agreement or adversely affects in any respect Acquirer’s rights to exercise full rights of ownership of Securities currently held or to be held immediately after Closing or Acquirer’s rights under this Agreement.

13.	INSOLVENCY

13.1.	Neither the Company nor any of the Assets is involved in or subject to any insolvency proceedings. There are no circumstances which require or would enable any insolvency proceedings to be commenced or initiated against the Company or any of the Assets. No act of insolvency has occurred in relation to the Promoters or the Company.

13.2.	Neither the Promoters nor any of their assets or properties is involved in or subject to any insolvency proceedings, and there are no circumstances which require or would enable any insolvency proceedings to be commenced or initiated against the Promoters or their assets or properties.

13.3.	There are no transactions (including those contemplated by this Agreement) capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any insolvency proceedings (whether or not such insolvency proceedings have commenced) in relation to the Company or any of its Assets, the Promoters and/or any of their assets or properties, whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or similar concepts or legal principles.

14.	INSURANCE

14.1.	The Company has insured its Assets and the Business in accordance with prudent business practices against comprehensive liability, fire, earthquake and other appropriate insurance coverage.

14.2.	In respect of all insurances relating to the Company or its Assets (i) all premiums have been duly paid to date; (ii) all the policies are in full force and effect and no act, omission, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of these policies voidable, nor, has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any Claim made under the policies; and (iii) no Claim is outstanding and no circumstances exist which are likely to give rise to any Claim.

15.	ASSETS AND PROPERTIES

15.1.	The Company does not own any immovable property.

15.2.	The Company Real Property is exclusively occupied and used by the Company in the carrying on of the Business and in accordance with applicable Law and the terms and conditions of each Company Real Property Contract, as the case may be.

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15.3.	The Company is fully and solely entitled to the Company Real Property and such right, title and interest is evidenced by a duly executed written Contract or instrument (a “Company Real Property Contract”) that complies with all applicable Laws and has been duly stamped and registered in accordance with applicable Law. Each aforesaid Contract is valid, binding, subsisting and in full force and effect, and each Contract has not expired and/or been terminated by the Company and the Company has not breached or is not liable to pay any penalties or liquidated damages in accordance with the provisions of each Company Real Property Contract.

15.4.	All significant records and information belonging to the Company or relating to its Business (whether or not held in written form) are in the possession and under the control of the Company and subject to unrestricted access by it.

15.5.	All Assets of the Company including all debts due to the Company which are included in the audited financial accounts of the Company or have otherwise been represented as being the property of or due to the Company and/or being used by the Company for the purposes of their business are the absolute property of the Company, and/or is being leased or licensed to the Company.

15.6.	All payments required to be made by the Company with respect to the Company Real Property have been duly made by or on behalf of the Company, and there are no arrears or outstanding Liabilities of the Company in respect of any of the Company Real Property, other than as set out in the relevant Company Real Property Contract.

15.7.	Movable Assets.

(a)	None of the movable Assets are used or held by the Company under any agreement for lease, hire, hire purchase, retention of title or sale on conditional or deferred terms. Each of the movable Assets are held by the Company under a valid, binding and subsisting Contract or instrument and free and clear of any Encumbrance, and the Company enjoys peaceful and undisturbed possession of each of such movable Assets.

(b)	The movable Assets disclosed in the financial statements comprise all the movable assets of the Company.

(c)	The Company has not granted to any Person, the right to acquire, use or occupy any movable Assets or entered into any Contract to sell, transfer, Encumber, or otherwise dispose of or impair the whole or any part of its right or interest in or to any of the movable Assets.

15.8.	Computer Systems, Data and Records

(a)	All the records and systems (including but not limited to computer systems) and all data and information of the Company is recorded, stored, maintained and/or operated or otherwise held exclusively by the Company and is not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company or licensed to the Company.

(b)	The computer and telecommunication facilities, the software and databases used by the Company is adequate for the operational and business requirements of the Company and adequate back-up procedures and data protection procedures have been implemented and are currently complied with.

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16.	INTELLECTUAL PROPERTY

16.1.	The Company is the sole and absolute owner or registered owner, valid licensee, or authorized user (as the case may be) of its trademarks, trade names, logos, trade secrets, proprietary information and knowledge, technology, databases, copyrights (if any), licenses and, franchisees and formulas, formulations or rights with respect thereto necessary for its Business as is now being operated (“Intellectual Properties”).

16.2.	The Company does not carry on Business under any name other than its corporate name.

16.3.	The past or present use of the Intellectual Properties currently owned or used as is being used by the Company or its licensee, or as contemplated by the Business Plan does not infringe the intellectual property rights of any other. There are no outstanding claims against the company or any licensee of the Company against such infringement.

16.4.	All rights in all Intellectual Properties, confidential business information and trademarks owned or otherwise required for the Business as currently conducted (including applications for registration of rights over such intellectual property) are in the name of, vested in or validly granted to the Company and no other person, including the Promoters, have any right over such intellectual property and all renewal fees and all renewal fees and steps required for their maintenance or protection have been paid and taken.

16.5.	The Company has not transferred, sold, licensed or otherwise alienated or disposed of any of its Intellectual Property Rights or permitted any Intellectual Property Rights to expire. All the intellectual property which is owned by the Company is free and clear of any lien, encumbrance or claim of any third party. The Company has not deposited any of its intellectual property in an escrow nor has it entered into any contract or arrangement with any Person under which it may be required to deliver any proprietary intellectual property to any Person.

16.6.	The Company is not in breach of any licence or any other agreements relating to any intellectual property that the Company owns or uses as part of its Business, to which agreement the Company is a party (whether as a licensee or a licensor) and which affects the Business and, no counter party to such agreement is in breach of any such agreement.

16.7.	To the extent any of the intellectual property developed and designed by the Company is a modification of, is derived from, or depends on, third-party owned software or general public licence or other open source code, the Company has fully complied with the terms and conditions of all terms and licenses that govern the use of such third-party owned software or general public licence or other open source code and no disclosure of the proprietary intellectual property, including the source code of the proprietary software, is required, or has been disclosed as a result of using third-party owned software or general public licence or other open source software. The open source software, as used by the Company, is not modified or distributed by the Company in any manner whatsoever. No disclosures or additional requirements are required to be fulfilled by the Company as a result of the transactions contemplated under this Agreement.

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16.8.	The Company complies with all applicable data protection laws.

16.9.	The Company has not permitted or granted any rights to any third party or Related Party to use the Company’s intellectual property, outside the ordinary course of business and subject to standard license arrangements.

16.10.	There is no unauthorized use or infringement by (a) any employee of the Company; or (b) any Person, of any of the Intellectual Property Rights owned or used by the Company.

16.11.	The Company has not committed any act or failed to commit any act which would jeopardize the validity or subsistence of any Intellectual Property Rights licensed to the Company. None of such licenses is subject to or contains any restriction which adversely affects the Company’s ability to use the intellectual property for the purpose of its Business and the Company’s ability to use any of such intellectual property will not be affected by the consummation of the transactions contemplated under this Agreement

16.12.	Secret or confidential information or property

(a)	The Company and the Promoters have not at any time (except (A) in the ordinary and proper course of the Business and subject to a written obligation of confidentiality, or (B) to professional advisers, Directors, employees, officers or agents of the Company and subject to a written obligation of confidentiality on such professional advisors, Directors, employees, officers or agents or (C) as required by applicable Law) breached any of its confidentiality obligations under a Contract or otherwise or disclosed to any Person:

(i)	any secret, proprietary or confidential information or property of the Company or relating to the customers, officers, Directors, employees or agents of the Company; or

(ii)	any other information relating to the Business or affairs of the Company, the disclosure of which would or is likely to, cause a Material Adverse Effect.

(b)	The Company is not a party to any Contract as to confidentiality of information which is void or unenforceable (whether in whole or in part).

(c)	The Company and the Promoters are not aware of any breach of such confidentiality obligations by any third party.

16.13.	There are no legal proceedings including any litigation, arbitration, infringement and/or passing off actions filed against the Company and no litigation, arbitration, infringement and/or passing off actions is proposed and/or threatened to be filed against the Company by any Person and the Company has not received any cease and desist notice so far and is not aware of any circumstance under which such a notice may be issued. The Company has not received any notice of infringement of or conflict with, asserted rights of others nor is any royalty payable by the Company with respect to its Intellectual Property Rights.

17.	GENERAL: All the information set out in this Schedule to this Agreement is true, accurate and correct in all respects and no facts or information have been omitted there from that would make such information untrue, inaccurate or misleading. There are no facts or circumstances in relation to the Business, the Company and the Promoters or the transactions contemplated in this Agreement which have not been fully and fairly disclosed in writing and which if disclosed might reasonably have been expected to affect the decision of Acquirer (in consultation with their respective professional advisors) to enter into this Agreement or the Transaction Documents.

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SCHEDULE V: FORM OF DISCLOSURE SCHEDULE

Date: 30 June 2019

To,

mPhase Technologies, Inc.

9841 Washingtonian Blvd, Suite 390

Gaithersburg MD 20878 USA

Kind attention: Mr. Anshu Bhatnagar, CEO

Dear Sirs,

Sub: Disclosure Schedule

I refer to the Share Purchase Agreement dated 30 June, 2019, in relation to sale and purchase of the Equity Shares to mPhase Technologies, Inc. (hereinafter the “Agreement”).

Capitalised terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement, unless the context other requires.

The following are the exceptions and disclosures to the warranties as referred to in Agreement. The Clause numbers in this Disclosure Schedule correspond to the relevant Clause numbers of the warranties mentioned in the Agreement.

Clause No.	Heading	Disclosure

Yours sincerely,

Signed and delivered for and on behalf of		Signed and delivered for and on behalf of
Alpha Prediction LLP		[Promoters/Sellers]

By:		By:
Name:		Name: [●]
Title:	Director	Title: [●]

Power of Attorney dated [●] holder on behalf of the [Promoters/Sellers].

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